Class A
                         Plan of Distribution and Service
                              Pursuant to Rule 12b-1

                                CONSECO FUND GROUP

                                Fixed Income Fund

                                December ___, 1996

         WHEREAS, Conseco Fund Group, a Massachusetts business trust (the Trust ), intends to engage in business as an open-end management investment company and has filed a registration statement on Form N-1A with the Securities and Exchange Commission;

         WHEREAS, the Trust has engaged Conseco Equity Sales, Inc. (the Distributor ) as distributor of the shares of the Trust pursuant to a
   Distribution Agreement dated as of ____________, 1996;

         WHEREAS, the Trust is authorized to issue shares in separate series (the Series ); the Trustees, to date, have created three Series of shares one of which series is the Fixed Income Fund (the Fund ); and the Trustees may create additional Series in the future as the Trustees deem necessary and appropriate;

         WHEREAS, the Trust is authorized to issue shares of each Series in one or more classes, and to date, the Trustees have created two classes:
    Class A Shares  and  Class Y Shares ;

         WHEREAS, the Trust desires to adopt a Plan of Distribution and Service pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the Act ) on behalf of the Fund and the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders; and

         WHEREAS, expenditures under the Plan of Distribution and Service are primarily intended to result in the sale of Class A Shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 under the Act.

         NOW, THEREFORE, the Trust hereby adopts, on behalf of the Fund, and the Distributor hereby agrees to the terms of, this Plan of Distribution and Service (the Plan ) in accordance with Rule 12b-1, on the following terms and conditions:

   1.    (a)   The  Trust  is  authorized  to  compensate  the Distributor for services performed and expenses incurred by the Distributor in connection with the distribution of Class A Shares of the Fund and the servicing of accounts holding such Shares of the Fund.

         (b)   The  Fund  shall  pay  to  the  Distributor, at the end of each month,  an  amount equal to the average daily net assets of the
               Fund  multiplied  by  that portion of 0.35% which the number of
               days  in  the  month  bears  to  365.   Such payment represents
               reimbursement  for (i) expenses incurred by the Distributor for





               the promotion and distribution of Class A Shares of the Fund ( Distribution Fee ) and (ii) fees paid to Authorized Dealers (defined below).

         (c) Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine.

         (d)   The Distributor shall:

               (i) (1) retain that portion of the Distribution Fee necessary t o c ompensate it for costs associated with the distribution of Class A Shares of the Fund; and (2) d i sburse that portion of the Distribution Fee to Authorized Dealers necessary to reimburse expenses of A u t horized Dealers incurred in the promotion and distribution of Class A Shares of the Fund; and

               (ii) pay any Service Fee it receives under the Plan for which a particular underwriter, dealer, broker, bank or selling entity  having  a  Selling Group Agreement in effect (the
                       Authorized Dealers ) is the dealer of record (which may
                     include  the  Distributor)  to such Authorized Dealers to
                     compensate such Authorized Dealers for providing personal services to shareholders relating to their investment and/or maintaining shareholder accounts.

         (e) Expenses for which the Distributor, or an Authorized Dealer, may receive Distribution Fee payments include, but are not limited to, the printing of prospectuses, statements of additional information and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, other distribution-related expenses (including personnel of the Distributor), certain overhead expenses attributable to the distribution of Class A Shares of the Fund such as communications, salaries, training, supplies, photocopying and similar types of expenses and fees paid to Authorized Dealers.

         (f) Services for which Authorized Dealers may receive Service Fee payments include, but are not limited to, any or all of the following: maintaining account records for shareholders who beneficially own Shares; answering inquiries relating to the shareholders accounts, the policies of the Trust and the performance of their investment; providing assistance and handling transmission of funds in connection with purchase, redemption and exchange orders for Shares; providing assistance in connection with changing account setups and enrolling in various optional Trust services; producing and disseminating shareholder communications or servicing materials; the ordinary or capital expenses, such as equipment, rent, fixtures, salaries, bonuses, reporting and recordkeeping and third party

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               consultancy  or  similar expenses, relating to any activity for which payment is authorized by the Board of Trustees; and the financing of any other activity for which payment is authorized by the Board of Trustees.

         (g) In no event shall the sum of the Distribution Fee and Service Fee exceed the Distributor s actual expenses incurred during the period for which such Fees will be paid. Notwithstanding the foregoing, the sum of the Distribution Fee and Service Fee may exceed actual expenses incurred by the Distributor, p r o v ided, that such excess represents payment to the Distributor for unreimbursed expenses incurred under this Plan not more than three years prior to the date upon which the Fund will make payment of Distribution Fees and Service Fees to the Distributor. Reimbursement of expenses shall be calculated on a first-in, first-out basis.

   2. This Plan shall not take effect until the Plan, together with any related agreement(s), has been approved by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those Trustees of the Trust who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan (the Rule 12b-1 Trustees ) cast in person at a meeting called for the purpose of voting on the Plan and such related agreement(s).

   3. This Plan shall remain in effect until December ___, 1997, and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2.

   4. The Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of distribution and service related activities, Distribution Fees, Service Fees, and the purposes for which such activities were performed and expenses incurred.

   5. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority (as defined in the Act) of the Class A outstanding voting securities of the Fund.

   6. This Plan may not be amended to increase materially the amount of compensation payable by the Trust with respect to Class A Shares of the Fund under paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the Class A outstanding voting securities of the Fund. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 2 hereof.

   7. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of






         the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

   8. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of the Plan, any such agreement, or any such report, as the case may be, the first two years in an easily accessible place.

   9. Any agreement related to this Plan shall be in writing and shall provide that (a) the agreement may be terminated at any time upon sixty (60) days written notice, without the payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the Class A outstanding voting securities of the Fund,
         (b) the agreement shall automatically terminate in the event of its assignment (as defined in the Act), and (c) the agreement shall continue in effect for a period of more than one year from the date of its execution or adoption only so long as such continuance is specifically approved at least annually by a majority of Trustees of the Trust and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on such agreement.

         IN WITNESS WHEREOF, the Trust and Distributor have executed this Plan of Distribution and Service as of the day and year first above written.

                                             CONSECO FUND GROUP

                                             By:

                                             CONSECO EQUITY SALES, INC.
                                             By:





















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